Citigroup Global Markets Holdings Inc.	May 17, 2023 Medium-Term Senior Notes, Series N Pricing Supplement No. 2023-USNCH17274 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-270327 and 333-270327-01

Digital Notes Based on the American Depositary Shares of Alibaba Group Holding Limited Due November 22, 2023

Overview

▪	The securities offered by this pricing supplement are unsecured senior debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. Unlike conventional debt securities, the securities do not pay interest and do not repay a fixed amount of principal at maturity. Instead, the securities offer a payment at maturity with a value that may be greater than or less than the stated principal amount, depending on the performance of the American Depositary Shares of Alibaba Group Holding Limited (the “underlying shares”) from the initial share price to the final share price.

▪	The securities offer a fixed return at maturity so long as the final share price is greater than or equal to the initial share price as described below. In exchange for this feature, investors in the securities must be willing to forgo (i) any appreciation of the underlying shares beyond the fixed return amount, (ii) any dividends that may be paid on the underlying shares and (iii) interest on the securities. In addition, investors in the securities must be willing to accept downside exposure to the underlying shares if the final share price is less than the initial share price. If the final share price is less than the initial share price, you will not be repaid the stated principal amount of your securities at maturity and, instead, will receive a number of underlying shares of the underlying (or, if a settlement disruption occurs, the cash value of those shares based on the final share price) that will be worth less than your initial investment and possibly worth nothing. You may lose your entire investment in the securities.

▪	In order to obtain the modified exposure to the underlying shares that the securities provide, investors must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the securities if we and Citigroup Inc. default on our obligations. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Underlying shares:	American Depositary Shares (“ADSs”) each representing eight ordinary shares of Alibaba Group Holding Limited (ticker symbol: “BABA”) (the “underlying share issuer”)
Aggregate stated principal amount:	$980,000
Stated principal amount:	$10,000 per security
Strike date:	May 16, 2023
Pricing date:	May 17, 2023
Issue date:	May 22, 2023
Final valuation date:	November 17, 2023, subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur
Maturity date:	November 22, 2023, subject to postponement as described under “Additional Information” below
Payment at maturity:

For each $10,000 stated principal amount security you hold at maturity, you will receive the following amount:

▪  If the final share price is greater than or equal to the initial share price: $10,000 + the fixed return amount

▪  If the final share price is less than the initial share price:

a fixed number of underlying shares equal to the equity ratio (or, if a settlement disruption occurs, the cash value of those shares based on the final share price)

If the final share price is less than the initial share price, you will receive underlying shares (or, if a settlement disruption occurs, cash based on the value thereof) that are worth less than the stated principal amount of your securities, and possibly nothing, at maturity. You should not invest in the securities unless you are willing and able to bear the risk of losing a significant portion, or all, of your investment.

Initial share price:	$88.76, the closing price of the underlying shares on the strike date
Final share price:	The closing price of the underlying shares on the final valuation date
Equity ratio:	112.66336, the stated principal amount divided by the initial share price
Share return:	(i) The final share price minus the initial share price, divided by (ii) the initial share price
Fixed return amount:	$2,490.00 per security (24.90% of the stated principal amount). You will receive the fixed return amount only if the final share price is greater than or equal to the initial share price.
Listing:	The securities will not be listed on any securities exchange
CUSIP / ISIN:	17331AFW6 / US17331AFW62
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)(2)	Underwriting fee(3)	Proceeds to issuer(3)
Per security:	$10,000.00	$50.00	$9,950.00
Total:	$980,000.00	$4,900.00	$975,100.00

(1) On the date of this pricing supplement, the estimated value of the securities is $9,992.00 per security, which is less than the issue price. The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2) The issue price for investors purchasing the securities in fiduciary accounts is $9,900.00 per security.

(3) CGMI will receive an underwriting fee of $50.00 for each security sold in this offering. J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the securities and, from the underwriting fee to CGMI, will receive a placement fee of $50.00 for each security they sell in this offering to accounts other than fiduciary accounts. CGMI and the placement agents will forgo an underwriting fee and placement fee for sales to fiduciary accounts. For more information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting fee, CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, prospectus supplement and prospectus, which can be accessed via the hyperlinks below:

Product Supplement No. EA-02-10 dated March 7, 2023      Prospectus Supplement and Prospectus each dated March 7, 2023

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.
Digital Notes Based on the American Depositary Shares of Alibaba Group Holding Limited Due November 22, 2023

Additional Information

General. The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect your payment at maturity, such as market disruption events and other events affecting the underlying shares. These events and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Consequences of a Market Disruption Event; Postponement of a Valuation Date”, “Description of the Securities— Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments” and “—Delisting of an Underlying Company,” and not in this pricing supplement (except as set forth in the next paragraph). It is important that you read the accompanying product supplement, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Dilution and Reorganization Adjustments. The initial share price is a “Relevant Value” for purposes of the section “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Dilution and Reorganization Adjustments” in the accompanying product supplement. Accordingly, the initial share price is subject to adjustment upon the occurrence of any of the events described in that section.

Cash Settlement.  The provisions of the accompanying product supplement describing the payment of cash at maturity in lieu of delivering any underlying shares are modified by this pricing supplement.  We will not have the right to elect, in our sole discretion, to pay cash in lieu of delivering any underlying shares at maturity.  Instead, we will pay cash in lieu of delivering any underlying shares at maturity only if a settlement disruption occurs.  A “settlement disruption” will occur if the calculation agent determines, in its sole discretion and taking into account any considerations it deems relevant, that we cannot reasonably procure delivery of the underlying shares on the maturity date.

May 2023	PS-2

Citigroup Global Markets Holdings Inc.
Digital Notes Based on the American Depositary Shares of Alibaba Group Holding Limited Due November 22, 2023

Hypothetical Examples

The diagram below illustrates the value of what you would receive at maturity for a range of hypothetical share returns. For purposes of the diagram, the value of any underlying shares you receive at maturity is based on the final share price. On the maturity date, the value of any underlying shares you receive may differ from the final share price.

Investors in the securities will not receive any dividends on the underlying shares. The diagram and examples below do not show any effect of lost dividend yield over the term of the securities. See “Summary Risk Factors— You will not receive dividends or have any other rights with respect to the underlying share issuer unless and until you receive underlying shares at maturity” below.

Digital Notes Payment at Maturity Diagram

■ The Securities	■ The Underlying Shares
May 2023	PS-3

Citigroup Global Markets Holdings Inc.
Digital Notes Based on the American Depositary Shares of Alibaba Group Holding Limited Due November 22, 2023

The table and examples below illustrate various hypothetical payments at maturity assuming the various hypothetical final share prices indicated below. The examples below are based on a hypothetical initial share price of $100.00 and a hypothetical equity ratio of 100 (the stated principal amount divided by the hypothetical initial share price) and do not reflect the actual initial share price, final share price or equity ratio. We have used these hypothetical values, rather than the actual values, to simplify the calculations and aid understanding of how the securities work. However, you should understand that what you actually receive at maturity on the securities will be calculated based on the actual initial share price, final share price and equity ratio, and not the hypothetical values indicated below. It is impossible to predict whether you will realize a gain or loss on your investment in the securities. Figures in the table and examples below have been rounded for ease of analysis. The table and examples below are intended to illustrate how your payment at maturity will depend on whether the final share price is greater than or less than the initial share price and by how much.

Hypothetical Final Share Price	Hypothetical Share Return	Hypothetical Payment at Maturity per Security or Cash Value of the Underlying Shares Received at Maturity(1)	Hypothetical Total Return on Securities at Maturity(2)
$200.00	100.00%	$12,490.00	24.90%
$190.00	90.00%	$12,490.00	24.90%
$180.00	80.00%	$12,490.00	24.90%
$170.00	70.00%	$12,490.00	24.90%
$160.00	60.00%	$12,490.00	24.90%
$150.00	50.00%	$12,490.00	24.90%
$140.00	40.00%	$12,490.00	24.90%
$130.00	30.00%	$12,490.00	24.90%
$120.00	20.00%	$12,490.00	24.90%
$110.00	10.00%	$12,490.00	24.90%
$105.00	5.00%	$12,490.00	24.90%
$100.00	0.00%	$12,490.00	24.90%
$99.99	-0.01%	$9,999.00	-0.01%
$90.00	-10.00%	$9,000.00	-10.00%
$80.00	-20.00%	$8,000.00	-20.00%
$70.00	-30.00%	$7,000.00	-30.00%
$60.00	-40.00%	$6,000.00	-40.00%
$50.00	-50.00%	$5,000.00	-50.00%
$40.00	-60.00%	$4,000.00	-60.00%
$30.00	-70.00%	$3,000.00	-70.00%
$20.00	-80.00%	$2,000.00	-80.00%
$10.00	-90.00%	$1,000.00	-90.00%
$0.00	-100.00%	$0.00	-100.00%

(1) Assumes that the final share price is the same as the closing price of the underlying shares on the maturity date.

(2) Hypothetical total return on securities at maturity = (i) hypothetical payment at maturity per security minus $10,000 stated principal amount per security, divided by (ii) $10,000 stated principal amount per security

Example 1—Upside Scenario A. The hypothetical final share price is $105.00 (a 5.00% increase from the hypothetical initial share price), which is greater than the hypothetical initial share price.

Payment at maturity per security = $10,000 + the fixed return amount

= $10,000 + $2,490.00

= $12,490.00

Because the underlying shares appreciated from the hypothetical initial share price to the hypothetical final share price, your payment at maturity in this scenario would be equal to the $10,000 stated principal amount per security plus the fixed return amount, or $12,490.00 per security.

Example 2—Upside Scenario B. The hypothetical final share price is $150.00 (a 50.00% increase from the hypothetical initial share price), which is greater than the hypothetical initial share price.

Payment at maturity per security = $10,000 + the fixed return amount

= $10,000 + $2,490.00

= $12,490.00

May 2023	PS-4

Citigroup Global Markets Holdings Inc.
Digital Notes Based on the American Depositary Shares of Alibaba Group Holding Limited Due November 22, 2023

Because the underlying shares appreciated from the hypothetical initial share price to the hypothetical final share price, your payment at maturity in this scenario would be equal to the $10,000 stated principal amount per security plus the fixed return amount, or $12,490.00 per security. In this scenario, the fixed return amount provides a return that is less than the appreciation of the underlying shares, and as a result an investment in the securities would underperform a direct investment in the underlying shares.

Example 3—Downside Scenario. The hypothetical final share price is $30.00 (a 70.00% decrease from the hypothetical initial share price), which is less than the hypothetical initial share price.

Payment at maturity per security = a fixed number of underlying shares equal to the equity ratio (or, if a settlement disruption occurs, the cash value of those shares based on the final share price)

In this scenario, the value of a number of underlying shares equal to the equity ratio, based on the final share price, would be $3,000.00. Therefore, the value of the underlying shares (or, if a settlement disruption occurs, cash) you receive at maturity would be significantly less than the stated principal amount of your securities. You would incur a loss based on the performance of the underlying shares from the initial share price to the final share price.

If the final share price is less than the initial share price and a settlement disruption occurs, we will deliver to you on the maturity date the cash value of the number of underlying shares we would have otherwise delivered based on their final share price. The value of those underlying shares on the maturity date may be different than their final share price.

It is possible that the final share price will be less than the initial share price, such that the value of what you receive at maturity will be less than the stated principal amount of your securities, and possibly zero.

May 2023	PS-5

Citigroup Global Markets Holdings Inc.
Digital Notes Based on the American Depositary Shares of Alibaba Group Holding Limited Due November 22, 2023

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with the underlying shares. Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisers as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities. You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-7 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

▪	You may lose some or all of your investment. Unlike conventional debt securities, the securities do not repay a fixed amount of principal at maturity. Instead, your payment at maturity will depend on the performance of the underlying shares. If the final share price is less than the initial share price, you will not be repaid the stated principal amount of your securities at maturity but, instead, will receive a number of underlying shares (or, if a settlement disruption occurs, cash based on the value thereof) that will be worth less than your initial investment in the securities and may be worth nothing. Additionally, if you receive underlying shares at maturity, you will be exposed to any further depreciation of the underlying shares that may occur between the final share price and the closing price of the underlying shares on the maturity date. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment.

▪	The initial share price, which was set on the strike date, may be higher than the closing price of the underlying shares on the pricing date. If the closing price of the underlying shares on the pricing date is less than the initial share price that was set on the strike date, the terms of the securities may be less favorable to you than the terms of an alternative investment that may be available to you that offers a similar payout as the securities but with the initial share price set on the pricing date.

▪	Your potential return on the securities is limited. Your potential total return on the securities at maturity is limited to the fixed return at maturity of 24.90%. If the underlying shares appreciate by more than the fixed return at maturity, the securities will underperform a direct investment in the underlying shares. Your return on the securities could underperform a direct investment in the underlying shares even if the underlying shares appreciate by less than the fixed return at maturity because, unlike a direct investment in the underlying shares, investors in the securities will not receive any dividends paid on the underlying shares over the term of the securities.

▪	The securities do not pay interest. Unlike conventional debt securities, the securities do not pay interest or any other amounts prior to maturity. You should not invest in the securities if you seek current income during the term of the securities.

▪	You will not receive dividends or have any other rights with respect to the underlying share issuer unless and until you receive underlying shares at maturity. You will not receive any dividends with respect to the underlying shares unless and until you receive underlying shares at maturity. This lost dividend yield may be significant over the term of the securities. The payment scenarios described in this pricing supplement do not show any effect of such lost dividend yield over the term of the securities. In addition, you will not have voting rights or any other rights with respect to the underlying share issuer.

▪	Your payment at maturity depends on the closing price of the underlying shares on a single day. Because your payment at maturity depends on the closing price of the underlying shares solely on the final valuation date, you are subject to the risk that the closing price of the underlying shares on that day may be lower, and possibly significantly lower, than on one or more other dates during the term of the securities. If you had invested in another instrument linked to the underlying shares that you could sell for full value at a time selected by you, or if the payment at maturity were based on an average of closing prices of the underlying shares, you might have achieved better returns.

▪	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.

▪	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

May 2023	PS-6

Citigroup Global Markets Holdings Inc.
Digital Notes Based on the American Depositary Shares of Alibaba Group Holding Limited Due November 22, 2023

▪	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) the placement fees paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the underlying shares, dividend yields on the underlying shares and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

▪	The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay to investors in the securities, which do not bear interest.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the securities prior to maturity.

▪	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

▪	The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the price and volatility of the underlying shares and a number of other factors, including the price and volatility of the underlying shares, the dividend yields on the underlying shares, interest rates generally, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. Changes in the price of the underlying shares may not result in a comparable change in the value of your securities. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

May 2023	PS-7

Citigroup Global Markets Holdings Inc.
Digital Notes Based on the American Depositary Shares of Alibaba Group Holding Limited Due November 22, 2023

▪	Our offering of the securities does not constitute a recommendation of the underlying shares by CGMI or its affiliates or by the placement agents or their affiliates. The fact that we are offering the securities does not mean that we believe, or that the placement agents or their affiliates believe, that investing in an instrument linked to the underlying shares is likely to achieve favorable returns. In fact, as we and the placement agents are part of global financial institutions, our affiliates and the placement agents and their affiliates may have positions (including short positions) in the underlying shares or in instruments related to the underlying shares, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying shares. These and other activities of our affiliates or the placement agents or their affiliates may affect the price of the underlying shares in a way that has a negative impact on your interests as a holder of the securities.

▪	The price of the underlying shares may be adversely affected by our or our affiliates’ hedging and other trading activities. We have hedged our obligations under the securities through CGMI or other of our affiliates, who have taken positions directly in the underlying shares and other financial instruments related to the underlying shares and may adjust such positions during the term of the securities. Our affiliates and the placement agents and their affiliates also trade the underlying shares and other financial instruments related to the underlying shares on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the price of the underlying shares in a way that negatively affects the value of the securities. They could also result in substantial returns for us or our affiliates or the placement agents or their affiliates while the value of the securities declines.

▪	We and our affiliates or the placement agents or their affiliates may have economic interests that are adverse to yours as a result of our affiliates’ or their business activities. Our affiliates or the placement agents or their affiliates may currently or from time to time engage in business with the underlying share issuer, including extending loans to, making equity investments in or providing advisory services to the underlying share issuer. In the course of this business, we or our affiliates or the placement agents or their affiliates may acquire non-public information about the underlying share issuer, which we and they will not disclose to you. Moreover, if any of our affiliates or the placement agents or their affiliates is or becomes a creditor of the underlying share issuer, they may exercise any remedies against the underlying share issuer that are available to them without regard to your interests.

▪	Even if the underlying share issuer pays a dividend that it identifies as special or extraordinary, no adjustment will be required under the securities for that dividend unless it meets the criteria specified in the accompanying product supplement. In general, an adjustment will not be made under the terms of the securities for any cash dividend paid on the underlying shares unless the amount of the dividend per underlying share, together with any other dividends paid in the same fiscal quarter, exceeds the dividend paid per underlying share in the most recent fiscal quarter by an amount equal to at least 10% of the closing price of the underlying shares on the date of declaration of the dividend. Any dividend will reduce the closing price of the underlying shares by the amount of the dividend per underlying share. If the underlying share issuer pays any dividend for which an adjustment is not made under the terms of the securities, holders of the securities will be adversely affected. See “Description of the Securities— Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments—Certain Extraordinary Cash Dividends” in the accompanying product supplement.

▪	The securities will not be adjusted for all events that could affect the price of the underlying shares. For example, we will not make any adjustment for ordinary dividends or extraordinary dividends that do not meet the criteria described above, partial tender offers or additional public offerings of the underlying shares. Moreover, the adjustments we do make may not fully offset the dilutive or adverse effect of the particular event. Investors in the securities may be adversely affected by such an event in a circumstance in which a direct holder of the underlying shares would not.

▪	If the underlying shares are delisted, we may call the securities prior to maturity for an amount that may be less than the stated principal amount. If we exercise this call right, you will receive the amount described under “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Delisting of an Underlying Company” in the accompanying product supplement. This amount may be less, and possibly significantly less, than the stated principal amount of the securities.

▪	The securities may become linked to shares of an issuer other than the original underlying share issuer upon the occurrence of a reorganization event or upon the delisting of the underlying shares. For example, if the underlying share issuer enters into a merger agreement that provides for holders of the underlying shares to receive stock of another entity, the stock of such other entity will become the underlying shares for all purposes of the securities upon consummation of the merger. Additionally, if the underlying shares are delisted and we do not exercise our call right, the calculation agent may, in its sole discretion, select shares of another issuer to be the underlying shares. See “Description of the Securities— Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments” and “—Delisting of an Underlying Company” in the accompanying product supplement.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities. If certain events occur, such as market disruption events, corporate events with respect to the underlying share issuer that may require a dilution adjustment or the delisting of the underlying shares, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your return on the securities. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities.

May 2023	PS-8

Citigroup Global Markets Holdings Inc.
Digital Notes Based on the American Depositary Shares of Alibaba Group Holding Limited Due November 22, 2023

▪	The securities are subject to risks associated with non-U.S. companies. The underlying share issuer is a non-U.S. company. The price of the underlying shares, therefore, may be affected by political, economic, financial and social factors in the country where the underlying share issuer is located, including changes in that country’s governmental, economic and fiscal policies, currency exchange laws or other laws or restrictions.

▪	The securities are linked to ADSs and therefore are subject to currency exchange rate risk. There are significant risks associated with an investment linked to ADSs that are quoted and traded in U.S. dollars and represent an equity security issued by a foreign company. If the equity security represented by the ADSs is traded in a foreign currency on a foreign exchange, the price of the ADSs will be affected by fluctuations in the currency exchange rate between the U.S. dollar and the relevant foreign currency. In addition, if a significant portion of the underlying share issuer’s revenues or assets is denominated in one or more foreign currencies, changes in the exchange rate between the U.S. dollar and those foreign currencies may affect the underlying share issuer’s financial performance and, in turn, the price of the ADSs. In recent years, the rate of exchange between the U.S. dollar and some other currencies has been highly volatile and this volatility may continue in the future. These risks generally depend on economic and political events that cannot be predicted.

▪	There are important differences between the rights of holders of ADSs and the rights of holders of the equity securities represented by the ADSs. Because the securities are linked to the performance of ADSs representing an equity security issued by a foreign company (the “underlying equity”), you should be aware that important differences exist between the rights of holders of ADSs and the underlying equity. The ADSs are issued by a financial institution (the “ADS depositary”) under a deposit agreement, which sets forth the rights and responsibilities of the ADS depositary, the underlying share issuer and holders of the ADSs. The rights of holders of ADSs under that deposit agreement may be different from the rights of holders of the underlying equity. For example, the underlying share issuer may make distributions in respect of its underlying equity that are not passed on to the holders of its ADSs. Any such differences between the rights of holders of the ADSs and holders of the underlying equity may be significant and may materially and adversely affect the value of the securities.

▪	The U.S. federal tax consequences of an investment in the securities are unclear. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

If you are a non-U.S. investor, you should review the discussion of withholding tax issues in “United States Federal Tax Considerations—Non-U.S. Holders” below.

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

May 2023	PS-9

Citigroup Global Markets Holdings Inc.
Digital Notes Based on the American Depositary Shares of Alibaba Group Holding Limited Due November 22, 2023

Information About Alibaba Group Holding Limited

Alibaba Group Holding Limited operates as a holding company. The company provides internet infrastructure, electronic commerce, online financial, and internet content services through its subsidiaries. Alibaba Group Holding Limited offers its products and services worldwide. The underlying shares of Alibaba Group Holding Limited are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Information provided to or filed with the SEC by Alibaba Group Holding Limited pursuant to the Exchange Act can be located by reference to the SEC file number 001-36614 through the SEC’s website at http://www.sec.gov. In addition, information regarding Alibaba Group Holding Limited may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The underlying shares of Alibaba Group Holding Limited trade on the New York Stock Exchange under the ticker symbol “BABA.”

This pricing supplement relates only to the securities offered hereby and does not relate to the underlying shares of Alibaba Group Holding Limited or other securities of Alibaba Group Holding Limited. We have derived all disclosures contained in this pricing supplement regarding Alibaba Group Holding Limited from the publicly available documents described above. In connection with the offering of the securities, none of Citigroup Global Markets Holdings Inc., Citigroup Inc. or CGMI has participated in the preparation of such documents or made any due diligence inquiry with respect to Alibaba Group Holding Limited.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. Alibaba Group Holding Limited is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Neither we nor any of our affiliates make any representation to you as to the performance of the underlying shares of Alibaba Group Holding Limited.

Historical Information

The graph below shows the closing price of the underlying shares of Alibaba Group Holding Limited for each day such price was available from September 19, 2014 to May 17, 2023. The table that follows shows the high and low closing prices of the underlying shares of Alibaba Group Holding Limited for each quarter in that same period. We obtained the closing prices from Bloomberg L.P., without independent verification. If certain corporate transactions occurred during the historical period shown below, including, but not limited to, spin-offs or mergers, then the closing prices of the underlying shares of Alibaba Group Holding Limited shown below for the period prior to the occurrence of any such transaction have been adjusted by Bloomberg L.P. as if any such transaction had occurred prior to the first day in the period shown below. You should not take the historical prices of the underlying shares of Alibaba Group Holding Limited as an indication of future performance.

Alibaba Group Holding Limited – Historical Closing Prices September 19, 2014 to May 17, 2023

May 2023	PS-10

Citigroup Global Markets Holdings Inc.
Digital Notes Based on the American Depositary Shares of Alibaba Group Holding Limited Due November 22, 2023

Underlying Shares of Alibaba Group Holding Limited	High	Low
2014
Third Quarter	$93.89	$87.17
Fourth Quarter	$119.15	$84.95
2015
First Quarter	$105.03	$81.58
Second Quarter	$93.88	$79.54
Third Quarter	$84.15	$57.39
Fourth Quarter	$85.40	$58.87
2016
First Quarter	$79.03	$60.57
Second Quarter	$82.00	$74.23
Third Quarter	$109.36	$78.64
Fourth Quarter	$108.41	$86.79
2017
First Quarter	$109.51	$88.60
Second Quarter	$143.95	$107.44
Third Quarter	$180.07	$140.99
Fourth Quarter	$191.19	$168.96
2018
First Quarter	$205.22	$173.70
Second Quarter	$210.86	$167.52
Third Quarter	$197.98	$156.36
Fourth Quarter	$163.74	$131.89
2019
First Quarter	$187.25	$130.60
Second Quarter	$195.21	$149.26
Third Quarter	$182.51	$153.67
Fourth Quarter	$216.38	$161.93
2020
First Quarter	$230.48	$176.34
Second Quarter	$228.75	$187.11
Third Quarter	$298.00	$215.95
Fourth Quarter	$317.14	$222.00
2021
First Quarter	$270.83	$222.72
Second Quarter	$244.01	$206.08
Third Quarter	$221.87	$145.08
Fourth Quarter	$177.70	$111.96
2022
First Quarter	$137.41	$76.76
Second Quarter	$119.62	$81.09
Third Quarter	$122.39	$77.87
Fourth Quarter	$94.17	$63.15
2023
First Quarter	$120.57	$81.00
Second Quarter (through May 17, 2023)	$102.74	$81.48

The closing price of the underlying shares of Alibaba Group Holding Limited on May 17, 2023 was $90.68.

May 2023	PS-11

Citigroup Global Markets Holdings Inc.
Digital Notes Based on the American Depositary Shares of Alibaba Group Holding Limited Due November 22, 2023

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement. This discussion does not address the U.S. federal tax consequences of the ownership or disposition of the underlying shares that you may receive at maturity. You should consult your tax adviser regarding the U.S. federal tax consequences of the ownership and disposition of the underlying shares.

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, a security should be treated as a prepaid forward contract for U.S. federal income tax purposes. By purchasing a security, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment. There is uncertainty regarding this treatment, and the IRS or a court might not agree with it.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange.

•	Upon a sale or exchange of a security (including retirement at maturity for cash), you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the security. Such gain or loss should be short-term capital gain or loss.

•	If you receive the underlying shares (and cash in lieu of any fractional shares) at maturity, you should not recognize gain or loss with respect to the underlying shares received. Instead, you should have an aggregate tax basis in the underlying shares received (including any fractional shares deemed received) equal to your basis in the securities. Your holding period for any underlying shares received should start on the day after receipt. With respect to any cash received in lieu of a fractional share, you should recognize capital loss in an amount equal to the difference between the amount of cash received in lieu of the fractional share and the portion of your tax basis in the securities that is allocable to the fractional share.

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the securities and potential changes in applicable law.

Non-U.S. Holders. Subject to the discussions below and in “United States Federal Tax Considerations” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations. However, the regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2025 that do not have a “delta” of one. Based on the terms of the securities and representations provided by us, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be subject to withholding tax under Section 871(m).

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

If withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

May 2023	PS-12

Citigroup Global Markets Holdings Inc.
Digital Notes Based on the American Depositary Shares of Alibaba Group Holding Limited Due November 22, 2023

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $50.00 for each security sold in this offering. The amount of the underwriting fee to CGMI will be equal to the placement fee paid to the placement agents. J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the securities and, from the underwriting fee to CGMI, will receive a placement fee of $50.00 for each security they sell in this offering to accounts other than fiduciary accounts. CGMI and the placement agents will forgo an underwriting fee and placement fee for sales to fiduciary accounts. In addition to the underwriting fee, CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

For a period of approximately three months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month temporary adjustment period. However, CGMI is not obligated to buy the securities from investors at any time. See “Summary Risk Factors—The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Global Markets Holdings Inc., when the securities offered by this pricing supplement have been executed and issued by Citigroup Global Markets Holdings Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such securities and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc., respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the securities.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinions set forth below of Alexia Breuvart, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., and Barbara Politi, Associate General Counsel—Capital Markets of Citigroup Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated March 7, 2023, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on March 8, 2023, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of, the trustee and that none of the terms of the securities nor the issuance and delivery of the securities and the related guarantee, nor the compliance by Citigroup Global Markets Holdings Inc. and Citigroup Inc. with the terms of the securities and the related guarantee respectively, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable, or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable.

May 2023	PS-13

Citigroup Global Markets Holdings Inc.
Digital Notes Based on the American Depositary Shares of Alibaba Group Holding Limited Due November 22, 2023

In the opinion of Alexia Breuvart, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., (i) the terms of the securities offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Global Markets Holdings Inc. has duly authorized the issuance and sale of such securities and such authorization has not been modified or rescinded; (ii) Citigroup Global Markets Holdings Inc. is validly existing and in good standing under the laws of the State of New York; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Global Markets Holdings Inc.; and (iv) the execution and delivery of such indenture and of the securities offered by this pricing supplement by Citigroup Global Markets Holdings Inc., and the performance by Citigroup Global Markets Holdings Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York.

Alexia Breuvart, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Global Markets Holdings Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Global Markets Holdings Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

In the opinion of Barbara Politi, Associate General Counsel—Capital Markets of Citigroup Inc., (i) the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the guarantee of such securities by Citigroup Inc. and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture, and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Barbara Politi, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

© 2023 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

May 2023	PS-14